Exhibit 99.1
NEWS RELEASE

RAMBUS AND BROADCOM SIGN PATENT LICENSE AGREEMENT

Agreement covers memory controllers and serial links on logic integrated circuits

SUNNYVALE, CA — December 22, 2011 — Rambus Inc. (NASDAQ:RMBS), one of the world’s premier technology licensing companies, announced today it has signed a patent license agreement with Broadcom Corporation (NASDAQ:BRCM). This agreement covers the use of Rambus patented innovations in a broad range of integrated circuit (IC) products offered by Broadcom. In addition, the two companies have settled all outstanding claims, including resolution of past use of Rambus’ patented innovations. The term of this patent license agreement is five years. Other terms of the agreement are confidential.

“We are pleased to have reached this agreement with Broadcom, a global leader in the semiconductor industry,” said Sharon Holt, senior vice president and general manager of the Semiconductor Business Group at Rambus. “We are committed to continuing the development of innovative technologies to help our licensees deliver great products to the market.”

About Rambus Inc.
Founded in 1990, Rambus is one of the world's premier technology licensing companies. As a company of inventors, Rambus focuses on the development of technologies that enrich the end-user experience of electronic systems. Its breakthrough innovations and solutions help industry-leading companies bring superior products to market. Rambus licenses both its world-class patent portfolio, as well as its family of leadership and industry-standard solutions. Rambus has offices in California, North Carolina, Ohio, India, Germany, Japan, Korea, and Taiwan. Additional information is available at www.rambus.com.

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Press Contact:
Linda Ashmore
Rambus Public Relations
(408) 462-8411
lashmore@rambus.com